Exhibit 10.1
Year 2009
Annual
Management Incentive
Program
(Executive Officers Only)
USG Corporation

PURPOSE
To enhance USG Corporation’s ability to attract, motivate, reward and retain key employees of the Corporation and its operating subsidiaries and to align management’s interests with those of the Corporation’s stockholders by providing incentive award opportunities to managers who make a measurable contribution to the Corporation’s business objectives.
INTRODUCTION
This Annual Management Incentive Program (the “Program”) is in effect from January 1, 2009 through December 31, 2009.
ELIGIBILITY
Individuals eligible for participation in this Program are the Corporation’s executive officers. This Program is executive officers only.
GOALS
For the 2009 Annual Management Incentive Program, Consolidated Net Earnings and consolidated, subsidiary and profit center Focus Targets will be determined by the USG Board of Directors after review by the Compensation and Organization Committee of the USG Board of Directors (the “Committee”) . The Committee will consider recommendations submitted from management of USG Corporation.

AWARD VALUES
For this Program, position target incentive values are based on level of accountability and are expressed as a percent of approved annualized salary. Resulting award opportunities represent a fully competitive incentive opportunity for 100% (target) achievement of goals:

Position Title or	Position Target
Salary Reference Point	Incentive
• Chairman & CEO, USG Corporation	125%

• President & Chief Operating Officer, USG Corporation	90%

• Executive Vice President & Chief Financial Officer, USG Corporation	70%
• Executive Vice President & General Counsel, USG Corporation

• Vice President; President & CEO, L & W Supply Corp	50%
• Senior Vice President, Human Resources, USG Corporation
• Senior Vice President, Communications, USG Corporation
• Senior Vice President & Controller, USG Corporation
• Vice President; President, USG Building Systems
• Vice President; President, USG International
• Vice President and Chief Technology Officer, USG Corporation	45%

• Vice President and Chief Innovation Officer, USG Corporation
• Vice President and Corporate Secretary & Associate General Counsel, USG Corporation
• Vice President & Treasurer, USG Corporation
• Vice President and Chief Information Officer, USG Corporation

AWARDS
Incentive awards for all participants in this Program will be reviewed and approved by the Committee. For all participants, the annual incentive award par opportunity is the annualized salary approved by March 31, 2009 that is in effect on April 1, 2009 multiplied by the applicable position target incentive value percent.
Incentive awards for 2009 will be based on a combination of the following elements:
I.	CONSOLIDATED NET EARNINGS 40% OF INCENTIVE
Consolidated Net Earnings will be as reported on the Corporation’s year-end financial statements with adjustments for significant non-operational charges. Such adjustments will be defined by March 31, 2009 and have in the past been for Fresh Start Accounting, asbestos, restructuring charges, bankruptcy expenses and the cumulative impact of new accounting pronouncements. For all participants, this portion of the award represents 40% of the incentive par. This portion of the award will be paid from a pool funded by Consolidated Net Earnings results according to the following schedule:

$0 to $75 Million Net Earnings	2.68% of this tier will fund the pool
$75+ to $150 Million Net Earnings	2.13% of this tier will fund the pool
$150+ to $400 Million Net Earnings	1.72% of this tier will fund the pool
$400+ to $700 Million	1.22% of this tier will fund the pool
This is the same pool from which awards based on Consolidated Net Earnings will be paid under the USG Corporation 2009 Annual Management Incentive Program for employees, other than executive officers, occupying positions in Broadband 11 or higher (the “Other Program”). Each tier of earnings is calculated separately and added together to determine the total pool. This amount is then divided by the sum of the Net Earnings pars for all participants in this Program and the Other Program. The factor derived from this method is then applied to each participant’s Net Earnings pars to determine the individual award for this segment. For each executive officer, (i) their individual Net Earnings par shall be determined by March 31, 2009, and (ii) their individual factor shall be determined by taking into account the Net Earnings par of all participants eligible to participate in the Program and the Other Program as of March 31, 2009 and based on the sum of all such participants’ Net Earnings par as determined by March 31, 2009. Notwithstanding the prior sentence nor any other provision in this Program, each executive officer’s factor may be decreased, but not increased, due to changes in the total Program and Other Program par after March 31, including, but not limited to, changes triggered by the addition or removal of a participant from the Program or the Other Program or changes in any participant’s Net Earnings par.
II.	FOCUS TARGETS: 40% OF INCENTIVE
Focus Targets will be measurable, verifiable and derived from the formal strategic planning process. For 2009, Focus Targets are expected to include Total Overhead, Customer Satisfaction, Cost Reduction, Business Unit Gross Profit or other operational priorities. The Focus Targets will be determined by March 31, 2009. The award adjustment factor for this segment will range from 0.5 (after achieving a minimum threshold performance level) to 2.0 for maximum attainment.
The weighting on any individual Focus Target generally will be in 5% increments and not be less than 10%, although they may carry a different weighting, for example, 8%. The weighting of all assigned Focus Targets will equal 40% of the individual’s total par.

III.	INDIVIDUAL PERFORMANCE: 20% OF INCENTIVE
Based upon individual performance results in relation to established Corporation or other performance goals.

Performance Levels	Payout %
Exceeds Expectations	up to 150%
Meets Expectations	up to 110%
Needs Development/ Partially Achieved	50% – 100%
Does Not Meet expectations	0%
PAYOUT CRITERIA
No awards will be paid under this Program unless the Corporation’s consolidated EBITDA for 2009 is at least equal to the amount of awards under this Program and the Other Program.
EBITDA is defined as net earnings before (1) interest, taxes, depreciation and amortization, (2) the annual Long-Term Incentive Plan non-cash charge, (3) other non-cash charges, such as asset impairments, and (4) restructuring charges.
Total payments to a participant under this Program must be two times or less of the participant’s par value amount. No payments will be made beyond this two times maximum payment level.
WEIGHTINGS OF PROGRAM ELEMENTS
All participants in this Program, including the most senior executives, will have the same overall weightings of 40% on Consolidated Net Earnings, 40% on Operating Focus Targets and 20% on Individual Performance

GENERAL PROVISIONS
1.
If the Board, or an appropriate committee thereof, has determined that any fraud or intentional misconduct by an executive officer was a significant contributing factor to the Corporation having to restate all or a portion of its financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Board may, to the extent permitted by applicable law, require reimbursement of any award under this Program paid to the executive officer after January 1, 2009, if and to the extent that a) the amount of the award was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, b) the executive officer engaged in any fraud or intentional misconduct that caused or contributed to the need for the restatement, and c) the amount of the compensation that would have been awarded to the executive officer under this Program had the financial results been properly reported would have been lower than the amount actually awarded. The remedy specified herein shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Corporation. If this paragraph 1 is held invalid, unenforceable or otherwise illegal, the remainder of this Program shall be deemed to be unenforceable due to a failure of consideration, and the executive officer’s rights to any incentive compensation that would otherwise be awarded under this Program shall be forfeited.

In order to be entitled to an award of compensation under this Program, an executive officer must execute a written acknowledgement that such award shall be subject to the terms and conditions of this paragraph 1.
2.
The Committee reserves the right to adjust award amounts under this Program down based on its assessment of the Corporation’s overall performance relative to market conditions, provided, however, in no event may the Committee adjust an award under this Program upward.

3.
The Committee shall review and approve the awards recommended eligible participants in this Program. The Committee shall submit to the Board of Directors, for its ratification, a report of the awards for all eligible participants approved by the Committee in accordance with the provisions of the Program.

4.
The Committee shall have full power to make the rules and regulations with respect to the determination of achievement of goals and the distribution of awards. No awards will be made until the Committee has certified financial achievements and applicable awards in writing.

5.
The judgment of the Committee in construing this Program or any provisions thereof, or in making any decision hereunder, shall be final and conclusive and binding upon all employees of the Corporation and its subsidiaries whether or not selected as beneficiaries hereunder, and their heirs, executors, personal representatives and assignees.

6.
Nothing herein contained shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers, and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Corporation or to remove the individual from the employment of the Corporation at any time, all of which rights and powers are expressly reserved.

7.
The awards made to employees shall become a liability of the Corporation or the appropriate subsidiary as of December 31, 2009 and all payments to be made hereunder will be made as soon as practicable, but in any event before two and one half months after December 31, 2009, after said awards have been approved by the Committee.

ADMINISTRATIVE GUIDELINES
1.
Award values will be based on annualized salary in effect on April 1, 2009 for each qualifying participant. Any change in duties, dimensions or responsibilities of a current position resulting in an increase or decrease in salary range reference point or market rate will result in a pro-rata incentive award. Respective reference points, target incentive values or goals will be applied based on the actual number of full months of service at each position.

2.
No award is to be paid to any participant who is not a regular full-time employee, (or a part time employee as approved by the Senior Vice President, Human Resources, USG Corporation) in good standing at the end of the calendar year to which the award applies. However, if an eligible participant with three (3) or more months of active service in the Program year subsequently retires, becomes disabled, dies, is discharged from the employment of the Company without cause, or is on an approved unpaid leave, the participant (or beneficiary) may be recommended for an award which would otherwise be payable based on goal achievement, prorated for the actual months of active service during the year.

3.
Employees participating in any other incentive or bonus program of the Corporation or a Subsidiary who are transferred during the year to a position covered by this Program will be eligible to receive a potential award prorated for actual full months of service in the two positions with the respective incentive program and target incentive values to apply.

4.
In the event of transfer of an employee from an assignment which does not qualify for participation in any incentive or bonus plan to a position covered by this Program, the employee is eligible to participate in this Program with any potential award prorated for the actual months of service in the position covered by this Program during the year. A minimum of three months of service in the eligible position is required.

5.
Participation during the current Program year for individuals employed from outside the Corporation is possible with any award to be prorated for actual full months of service in the eligible position. A minimum of three full months of eligible service is required for award consideration.

6.	Exceptions to established administrative guidelines can only be made by the Committee.